Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to LSB Industries, Inc's Non-Qualified Stock Option Agreements - 1999; Non-Qualified Stock Option Agreements - 2001; Non-Qualified Stock Option Agreements - 2002; Non-Qualified Stock Option Agreements - 2002 (Bailey), and Non-Qualified Stock Option Agreements - 2002 (Giovando), of our report dated March 28, 2003, with respect to the consolidated financial statements and schedule of LSB Industries, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                                                    ERNST & YOUNG LLP

Oklahoma City, Oklahoma
November 4, 2003